Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of The Blackstone Group L.P. on Form S-3 of:

Our report dated March 11, 2008, relating to the financial statements of The Blackstone Group L.P. appearing in the Annual Report on Form 10-K of The Blackstone Group L.P. for the year ended December 31, 2007, incorporated by reference in the Prospectus, which is part of this Registration Statement.

Our report dated June 20, 2008, relating to the statement of financial condition of Blackstone Group Management L.L.C. appearing in the Current Report on Form 8-K dated June 23, 2008 as of December 31, 2007, incorporated by reference in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in the Prospectus.

/s/ Deloitte & Touche LLP

New York, New York
June 23, 2008